CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

August 5, 2008
Date of Report
(Date of Earliest Event Reported)

JPAK GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada		20-1977020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Xinghua Road
Qingdao, Shandong Province
People’s Republic of China
266401
(Address of principal executive offices (zip code))

(86-532) 84616387
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 7 – Regulation FD

Item 7.01: Regulation FD Disclosure

On August 5, 2008, we participated in a conference call with two of our investors.  During such call we discussed the following items:

(1)
Development of an Aseptic Liquid Filling Machine – We expect to have a prototype of our liquid filling machine ready in approximately 45 days.  Once the prototype is completed, we expect to test the machine with two of our customers for approximately 90 days before beginning a planned marketing of the machine to additional customers.  We have been developing the liquid filling machine to augment the sales our aseptic carton packaging products, enabling us to offer a complete bundled packaging solution as well as increase our per customer sales.

(2)
Effect of New Anti-Monopoly Laws – We believe that China’s new anti-monopoly laws have had the effect of causing some of our larger competitors, such as Tetro Pak to pull back from their strategy of offering customers products and equipment bundled together.  We further believe that although this may cause such competitors to lower their price points in order to attempt to gain further market share that we are better able to compete in terms of pricing with such larger competitors than we would be in bundled services.  However, we still plan to continue to try and compete in the offering of bundled materials and equipment as disclosed above.

(3)
Expansion into Russia and Eastern Europe – Recently we have begun to get orders from customers in Russia and Eastern Europe.  Although such customers currently only account for a small amount of our total sales, we plan to try and expand the amount of customers in these regions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

     Jpak Group, Inc.

                                                               By:  /s/  Yijun Wang
                                                               Yijun Wang, CEO